Answers Corporation
2nd Quarter 2007 Conference Call
4:30PM ET, August 13, 2007

Participants:
Robert Rosenschein, Chairman & CEO
Steve Steinberg, CFO
Bruce Smith, Chief Strategic Officer

Bruce Smith

Good afternoon, and welcome to Answers Corporation’s Second Quarter 2007 conference call. My name is Bruce Smith, Chief Strategic Officer. Joining me are Bob Rosenschein, Chairman and CEO and Steve Steinberg, CFO. This call is also being broadcast over the web and can be accessed from our Investor Center page at ir.answers.com. A replay of this call will be available at the site shortly after the completion of the call. At the conclusion of our prepared remarks, we’ll open the call for your questions.

Before we begin, let’s cover a few legalities. I would caution you that comments made during this call by management contain forward-looking statements, including predictions and estimates that involve risks and uncertainties. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including, among others, our ability to improve traffic and monetization; a decision by Google, currently the provider of the vast majority of our search engine traffic, or other search engines, to block our pages from users’ search results or otherwise adjust their algorithms in a manner detrimental to us, as experienced recently; a decision by Google to stop directing user traffic to Answers.com through its definition link; and other risk factors. We would also like to note specific risk factors relating to our recently-announced acquisition of Lexico Publishing Group, LLC, including among others, the inability to consummate or experienced delays in closing the transaction due to failure to obtain necessary financing and fulfillment of certain closing conditions, as well as the significant costs involved in such failure to complete the deal; the potential inability to improve Lexico’s monetization rates and our ability to realize other intended benefits of the transaction; our inability to integrate the operations of Lexico and other risk factors. Additional specific factors that may actually cause results or events to differ materially from those described in any forward looking statements can be found in our most recent annual report on Form 10-KSB. Additionally, please be aware that our quarterly Form 10-Q, scheduled to be filed tomorrow, will include updated risk factors, including risks in connection with the Lexico acquisition.

Furthermore, information shared on this call is accurate only as of the date of this call and we assume no obligation to update such information.

Finally, we will discuss non-GAAP financial measures on today’s conference call. We provide a reconciliation of those measures to the most directly comparable GAAP financial measures and the list of the reasons why the company uses these measures in today’s press release posted on our corporate Website at: ir.answers.com.

With that said, I’d like to turn the call over to Bob Rosenschein.

Bob Rosenschein

Good afternoon and thank you for joining this important update call. I want to talk today not only about our successes and progress—but also our recent challenges and, more importantly, what we’re doing about them!

First, the financial bottom line. Our Q2 revenues were $2.81M, which was actually at the low end of our original guidance, while our non-GAAP net loss was $342 thousand, which was $133 thousand better than the low end of our original guidance, which was $475 thousand.

Q2 top line revenues came in below where we wanted, partly because it took us longer to recruit and get our direct ad sales group up to speed. That being said, we achieved our Q2 recruiting goals, are seeing the traction starting, and you’ll see this investment start to pay off in Q3 and especially Q4. More on that later.

WikiAnswers continues to ramp up. It generated $177 thousand in Q2, up more than 50% quarter over quarter. When we acquired this unique Q&A platform for $2M last November, it was running at a revenue rate of about $400,000 annually. The current run rate has climbed to about $1M annually, an approximate 150% jump.

On April 16, we released our first major update, a redesigned WikiAnswers site, and it succeeded beautifully. According to Hitwise, we’re the number 2 Q&A site now behind Yahoo! Answers.

Some quick WikiAnswers stats, at different points, starting from the acquisition at the beginning of November:

•	Questions: started at 280 thousand, 345 thousand by end of March, 550 thousand by end of June, now 670,000, up almost 140% since the beginning.

•	Answered questions: started out at 202 thousand, then 246 thousand, then 323 thousand, now up to 375 thousand, or 86% climb.

•	Registered users: 117,000, then 145,000, then 213,000, now over a quarter of a million registered users, an increase of almost 120% since November.

By the way, WikiAnswers has continued growing, even through normal summer seasonal trends.

We expect more contribution in Q3 and beyond. We are witnessing the sheer value in WikiAnswers and its user-generated content—clearly one of the hottest growth areas on the Internet today—and we will continue investing in and growing this platform.

A major event so far in Q3 has been our announcement to buy Lexico Publishing Group, LLC, owners of Reference.com, Thesaurus.doc and especially Dictionary.com. We’ll review later the pure business logic behind this bold move.

Now let me update you about our recently reported traffic decline. As we’ve explained many times, we receive significant free traffic from users looking for things in the search engines, especially Google. The search engines adjust their secret ranking algorithms all the time. Historically our rankings have gone both ways, up and down. This time we lost traffic, and it had a substantial enough impact on our revenue that the responsible transparent response was to share this setback with our investors.

We saw a drop in our core Answers.com site, but, interestingly enough, that same algorithm change promoted some traffic to our WikiAnswers site. By the way, we continue to benefit from our informal Google relationship — where we service their definition link.

We are working hard to analyze and improve our search engine rankings. In fact, we think we’ve improved a few percent already, but there really are no guarantees. We will continue to maintain our SEO efforts to receive as much free legitimately-earned traffic as possible.

This lesson reiterated the importance of diversifying and strengthening our traffic sources, another reason we are accelerating our focus on unique user-generated content.

It also highlights the essential value of our contract to acquire Dictionary.com. We have experienced first-hand the challenge of over-reliance on search engines, of approximately 80%. However, once we close the Dictionary transaction, this risk factor is substantially mitigated. Following the acquisition, we expect that at the very least 70% of our combined page views will be from direct sources. To put it bluntly, the post-acquisition scenario shrinks our risk of reliance on any of the search engines.

Looking forward, our immediate plan is to strengthen our fundamentals and return us to profitability on a non-GAAP basis in Q4 2007.

To accomplish this, we have assessed our budgets and cut expenses where appropriate. In doing so, we have cut back our staff, and base payroll is down roughly 12 percent. We also froze new hires for Q3.

As part of right-sizing our business, we mutually agreed to part ways with Jeff Cutler, our Chief Revenue Officer for the past 2½ years. With his earnest efforts and commitment, we appreciate his hard work and accomplishments, and we will miss him professionally and personally.

However, we cannot simply cut our way to profitability. In the coming two quarters, with the measurable goal of expanding and diversifying traffic, our product teams will focus on the following drivers:

1.
WikiAnswers: identifying improvements that lead to substantially more page views and user contributions; continue to drive growth of the WikiAnswers community; enhance tools to encourage greater community participation; and increase quantity and quality of questions asked and answered;

2.
Incoming traffic is key, but so is what we do with that traffic. We are ramping up efforts to increase retention and pages viewed per visit. Interactivity and usability are crucial to reach this goal. Answers.com will evolve from a site featuring content to read, to one you can contribute to. And WikiAnswers is at the center of that shift.

3.
Focus. We cannot be all things to all people. Most Internet successes deliver on a relatively focused and narrowly-defined value proposition. While we will continue refining our Brainboost question-answering technology, for example, we will phase out side-projects like blufr.com.

Let’s turn the call over to Steve Steinberg, our CFO, for a more detailed recap of our financials.

Steve…

Steve Steinberg

Thank you Bob, and good afternoon. I’d like to begin with an overview of our Q2 2007 financial performance. For a detailed review of our results, please refer to our quarterly report on Form 10-Q, which will be filed tomorrow.

First the highlights:

Q2 revenues were $2,810,000, an increase of 86% compared to the same period in 2006, and a decrease of 5% compared to revenue, excluding subscriptions, of $2,961,000, we reported in the previous quarter. The GAAP net loss in Q2 was $1,247,000, compared to the Q1 GAAP net loss of $303,000. We had a non-GAAP net loss in Q2 2007 of $342,000, compared to Q1 non-GAAP net income of $103,000. When we refer to our non-GAAP net income in Q2 2007, we mean the net loss prior to stock-based compensation and amortization of intangible assets resulting from acquisitions. We had a non-GAAP net loss per share in Q2 of four cents, compared to non-GAAP net income per share of one cent in Q1 2007.

Now… some details:

A break down of our Q2 revenues of $2,810,000 is as follows: Advertising revenue was $2,728,000 while the remaining $82,000 resulted from licensing our service to other information companies. $2,551,000, or 93.5% of our advertising revenue was from Answers.com while $177,000 or 6.5% was from WikiAnswers. This compares to Q1 advertising revenue of $2,768,000, or 96%, from Answers.com and $116,000 or 4% from WikiAnswers.

Our average Answers.com daily page views this quarter decreased by 10%, to 4.89 million from 5.47 million in Q1. Our average RPM in Q2 increased 2%, to $5.73, from $5.62 in Q1, despite the fact that our direct ad sales only contributed $64,000 of our ad revenue. We continue to believe that going forward, RPMs from third party monetization partners will fluctuate somewhat around current levels and that future RPM upside will come from our direct ad sales efforts, which we continue to believe in despite the slow start. Bruce will be talking about this in more detail.

Non-GAAP Operating expenses, before $905,000 of expenses that resulted from stock-based compensation and charges stemming from amortization of intangible assets resulting from acquisitions - what we refer to as non-GAAP operating expenses, were $3,254,000 in Q2, compared to $2,943,000 in Q1, a net increase of $311,000 or 11%.

This net increase was driven by many factors including increases in content costs, web hosting, compensation, G&A and overhead. Our headcount at the end of Q2 was 77, compared to 69 at the end of Q1. Today, after last week’s layoff, we are at 68.

Now, let’s review some balance sheet data:

Cash and cash equivalents and investment securities as of June 30, 2007 were $8,525,000, and we have no debt. Our cash and investment securities dropped a $448,000 this quarter. The drop resulted mostly from cash used in operations of $71,000, capital expenditures of $150,000, long-term deposits of $100,000 and payments in connection with the Lexico transaction of $115,000.

Now I would like to talk about our Q3 2007 outlook.

We forecast that our Q3 revenues will be in a range of $2,200,000 to $2,400,000. We expect our non-GAAP net loss to be in a range of $950,000 to $1,150,000. However, this includes a $250,000 charge relating to our August headcount reductions. Our non-GAAP Operating expenses are expected to remain flat, about $3.2 million in Q3. Much of the estimated monthly savings from the reorganization, of approximately $75,000, excluding stock-based compensation, will be used in the ad sales operation.

Thank you for your time. And now I’ll turn the call over to Bruce….

Bruce Smith:

Thanks Steve. I’ll be focusing on 3 areas: status of direct sales, the Lexico transaction, and raising capital.

In terms of direct sales, we are now on track. As we stated on the last earnings conference call, our goal was to secure four direct sales people by the end of the second quarter. As of the end of Q2, our sales team consists of our Vice President of Advertising Sales, two salespersons and a sales account manager, all based out of our New York office, supplemented by a salesperson based in the Los Angeles area. We still expect that our direct ad sales efforts will be the primary driver of future growth in Answers.com RPMs.

We have actually had a number of significant wins in Q3 already. Some notable ones are Microsoft, CareerBuilder, Nestle, and Colonial Williamsburg.

I’d like to give you a recap on why the Dictionary.com deal makes so much sense. Let’s break down the benefits, one by one.

Improved Lexico Traffic Monetization. As we’ve mentioned previously, our per page view monetization rate is several times higher than Lexico’s. Since the launch of our own Answers.com in January 2005, we increased our RPMs from $1.17 during the Q1 2005 to $5.73 for Q2 2007.

Lexico’s monetization rates were just $1.72 for 2006. We intend to increase Lexico’s monetization rates by using the same techniques we have utilized to increase our monetization rates. We also intend to correct identified flaws in the current implementation of the monetization of traffic to Lexico’s Web properties.

Increased Direct Traffic. Following the acquisition, we believe that at least 70% of our combined page views will be from direct sources. We believe that less reliance on search engine traffic will very significantly reduce our risk from potential changes in the algorithms search engines use to rank search results.

Increased Operating Scale and Broadened Portfolio of Web Properties. The acquisition of Lexico will broaden our portfolio of Web properties, further establishing us as a leader in online information content. We believe that increasing our scale will enable us to attract, retain and more deeply engage users and advertisers and will strengthen our employee recruiting efforts. We believe that upon the completion of the acquisition, we will be one of the largest online publishers and aggregators of information.

In terms of financing the transaction, obviously the latest decline in our stock price does not make things easier. That said, we are currently working hard to evaluate available financing alternatives, including through the use of debt, equity and equity-linked securities.

I now turn the call back over to Bob.

Bob Rosenschein:

Thanks, Bruce.

One last, but important point. As part of our organizational restructuring, I will be initiating a search for a Chief Operating Officer to help manage our execution and reach the next level of our business.

Let’s summarize:

•	We came in at the low end of our Q2 guidance on the revenue and exceeded it on the P&L side.

•	WikiAnswers has grown very impressively—both traffic and revenue—and will play a more central role in our growth going forward.

•	We recruited our direct sales team and look forward to sharing their upcoming achievements with you.

•
We experienced a setback in Q3 on search engine traffic and are resizing and restructuring to respond to the challenge. We have learned some important lessons and will be adapting and focusing on the highest growth areas that propel Answers.com back to Q4 non-GAAP profitability and 2008 growth.

Last, we thank you for your time and support.

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